Exhibit 99.1

Overland Storage Reports Fiscal 2012 Fourth Quarter and Full Year Results

San Diego, CA – September 5, 2012 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2012 fourth quarter and full year ended June 30, 2012.

“We are very pleased with the progress we made in the past year to continue the transformation of our business in fiscal 2012. We introduced several significant new products, improved gross margins, lowered our operating expenses and received validation of two key patents in our intellectual property portfolio,” said Eric Kelly, President and CEO of Overland Storage. “As we continue to make substantial operational improvements, we remain focused on innovative product introductions, accelerating our revenue growth and achieving profitability. In addition to greater sales from these new products, we expect to see acceleration in revenue growth as we enter the fourth calendar quarter from our recently launched SnapSAN solutions and our Scale-out NAS product, which is scheduled to launch as planned.”

Financial Guidance

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Overland reaffirms its guidance of non-GAAP profitability for the fourth quarter of calendar 2012 (excluding stock compensation and other non-cash items) with revenue in the range of $18 to $20 million and gross margins of 37% to 40%.

Fiscal 2012 Fourth Quarter and Full Year Highlights

•	SnapServer DX Series product revenue was up 43.8% sequentially in the fourth quarter.

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SnapServer DX Series won “Hardware Product of the Year” at the 2012 Network Computing Awards and Storage Magazine named “Best Disk Product” for the Small to Medium Enterprise at the 2012 Storage Awards.

•	Gross margins for fiscal 2012 improved 190 basis points year-over-year to 32.1% from 30.2%.

•	Reduced fiscal 2012 total operating expenses 7.4% year-over-year, excluding stock compensation expense.

•	Secured settlements with IBM and Dell in the ITC and U.S. District Court actions.

•	Received validation from the ITC on two Overland patents in ongoing BDT infringement case.

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Filed patent infringement lawsuits in U.S. District Court against Quantum Corporation, Spectra Logic Corporation, PivotStor, Inc., Qualstar Corporation, Tandberg Data GmbH, Tandberg Data Corp., and Venture Corporation.

Fiscal Fourth Quarter Financial Results

Net revenue for the fourth quarter of fiscal 2012 was $15.3 million, compared to $17.6 million for the fourth quarter of fiscal 2011 and $15.2 million for the third quarter of fiscal 2012. Product revenue for the fourth quarter of fiscal 2012 was $9.4 million, compared to $10.9 million in the fourth quarter of fiscal 2011 and $8.9 million for the third quarter of fiscal 2012.

Gross margin for the fourth quarter of fiscal 2012 was 31.6%, compared to 32.5% for the fourth quarter of fiscal 2011 and 31.1% for the third quarter of fiscal 2012.

Operating expenses for the fourth quarter of fiscal 2012 were $8.5 million, a decrease of 7.6% from $9.2 million for the fourth quarter of fiscal 2011, and slightly higher than $8.4 million in the third quarter of fiscal 2012. Stock compensation expense was approximately $1.1 million in the fourth quarter of fiscal 2012, compared to $0.6 million for the fourth quarter of fiscal 2011 and $1.1 million for the third quarter of fiscal 2012. Depreciation and amortization was approximately $0.5 million in the fourth quarter of fiscal 2012, compared to $0.4 million in the fourth quarter of 2011.

Net loss for the fourth quarter of fiscal 2012 was $2.7 million, or a loss of $0.10 per share, compared to a net loss of $3.7 million, or $0.16 per share, in the fourth quarter of fiscal 2011 and a loss of $3.8 million, or $0.16 per share, in the third quarter of fiscal 2012.

Fiscal 2012 Financial Results

Net revenue for fiscal 2012 was $59.6 million, compared to $70.2 million for fiscal 2011. Product revenue for fiscal 2012 was $35.2 million, compared to $45.7 million for fiscal 2011.

Gross margin for fiscal 2012 was 32.1%, compared to 30.2% for fiscal 2011.

Operating expenses for fiscal 2012 were $36.2 million, compared to $36.8 million for fiscal 2011. Stock compensation expense for fiscal 2012 was approximately $5.0 million, compared to $3.1 million for fiscal 2011. Depreciation and amortization for fiscal 2012 was approximately $1.6 million, compared to $1.5 million for fiscal 2011.

Net loss for fiscal 2012 was $16.2 million, or a loss of $0.66 per share, compared to a net loss of $14.5 million, or a loss of $0.94 per share, for fiscal 2011.

Total cash and cash equivalents at June 30, 2012 was $10.5 million, compared to $10.2 million at June 30, 2011. At June 30, 2012, the Company had $3.5 million outstanding under its credit facility.

Patent Litigation:

In November 2011, the Company entered into a multi-year settlement and cross-license agreement with IBM pursuant to which Overland released all claims it had against IBM and Dell in connection with the patent infringement lawsuits it filed in the United States District Court for the Southern District of California and with the United States International Trade Commission (ITC) against BDT AG and certain of its affiliates, Dell and IBM. However, Overland’s infringement case against BDT and its affiliates continues and on June 21, 2012, the Chief Administrative Law Judge of the ITC issued a public notice of an initial determination affirming that both of Overland’s asserted patents are valid. Overland Storage has petitioned the full Commission for a review of some of the Initial Determination’s findings. The Commission has decided to review in part the Initial Determination on the merits, and the Commission is expected to issue its decision in a Final Determination by October 22, 2012. Upon completion of the ITC case, Overland plans to pursue monetary damages against BDT in District Court.

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, September 5, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s fiscal 2012 fourth quarter and full year financial results. To access the call dial (877) 941-1427 (+1 (480) 629-9664 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4560876#, beginning 8:00 p.m. ET on September 5, 2012 through 11:59 p.m. ET on September 12, 2012.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Overland SnapServer®, SnapSAN™, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit http://www.overlandstorage.com/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Read the Overland blog: http://overlandstorage.com/blog

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Overland Storage, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Net revenue	$15,300	$17,568	$59,632	$70,197
Cost of revenue	10,459	11,866	40,472	48,983

Gross profit	4,841	5,702	19,160	21,214

Operating expenses:
Sales and marketing	3,880	3,834	16,178	16,419
Research and development	1,791	2,183	8,148	7,653
General and administrative	2,802	3,151	11,848	12,741

Total expenses	8,473	9,168	36,174	36,813

Operating loss	(3,632)	(3,466)	(17,014)	(15,599)
Interest income	377	—	377	—
Interest expense	(22)	(132)	(100)	(1,092)
Other income (expense), net	589	(47)	655	2,477

Loss before income taxes	(2,688)	(3,645)	(16,082)	(14,214)
Provision for (benefit from) income taxes	6	81	79	285

Net loss	$(2,694)	$(3,726)	$(16,161)	$(14,499)

Net loss per share:
Basic and diluted	$(0.10)	$(0.16)	$(0.66)	$(0.94)

Shares used in computing net loss per share:
Basic and diluted	27,644	22,989	24,487	15,452

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,	Three Months Ended March 31,
	2012	2012
	(Unaudited)	(Unaudited)
Net revenue	$15,300	$15,152
Cost of revenue	10,459	10,442

Gross profit	4,841	4,710

Operating expenses:
Sales and marketing	3,880	3,760
Research and development	1,791	1,723
General and administrative	2,802	2,917

Total expenses	8,473	8,400

Operating loss	(3,632)	(3,690)
Interest income	377	—
Interest expense	(22)	(43)
Other income (expense), net	589	(141)

Loss before income taxes	(2,688)	(3,874)
Provision for (benefit from) income taxes	6	(54)

Net loss	$(2,694)	$(3,820)

Net loss per share:
Basic and diluted	$(0.10)	$(0.16)

Shares used in computing net loss per share:
Basic and diluted	27,644	23,881

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	June 30, 2012	June 30, 2011
	(unaudited)
ASSETS
Cash and cash equivalents	$10,522	$10,168
Accounts receivable, net	9,193	10,992
Inventories	10,658	9,437
Other current assets	3,779	5,631

Total current assets	34,152	36,228
Property and equipment, net	1,446	659
Other assets	2,662	4,038

Total assets	$38,260	$40,925

LIABILITIES & EQUITY
Current liabilities	$26,759	$27,565
Long-term debt	3,500	—
Other long-term liabilities	4,960	6,225
Shareholders’ equity	3,041	7,135

Total liabilities and equity	$38,260	$40,925